Exhibit 99.1

February 5, 2009

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Sam Westover	Michael Halloran
	Chairman and CEO	Vice President and CFO
	(801) 365-2800	(801) 365-2854

SONIC INNOVATIONS ANNOUNCES RESULTS FOR FOURTH QUARTER 2008

Record Annual Sales from Continuing Operations

Salt Lake City, Utah, February 5, 2009 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced results for the fourth quarter and year ended December 31, 2008.

Highlights include:

•	Achieved record annual sales from continuing operations of $124.9 million; realizing a 4.9 percent sales growth compared to 2007.

•	Strengthened product lineup by launching one new product during the fourth quarter.

•	Entered into an agreement with Bose Corporation to sell a digital signal processing patent while retaining the rights to utilize such technology in Sonic-branded products and services.

•	Completed restructuring activities which were initiated in the first quarter of 2008.

“I am pleased by the increase in year-over-year sales growth in a soft economy,” said Sam Westover, Chairman and CEO. “Our on-going international operations continue to improve. North American operations continue to be hampered by the economy; however, we remain committed to expense reductions that are responsive to revenue fluctuations. The launch of an additional product in the fourth quarter continues to enhance our product offerings and I am looking forward to several product launches in 2009.”

Net sales from continuing operations for the year ended December 31, 2008 increased 4.9 percent over the same period in 2007 to $124.9 million. Net sales decreased 2.9 percent in North America, increased 8.5 percent in Europe, and increased 12.6 percent for Rest-of-World for the year ended December 31, 2008 compared to 2007.

Fourth quarter 2008 net sales from continuing operations of $27.3 million were 14.5 percent lower than fourth quarter 2007 net sales of $31.9 million primarily due to the challenging global economic situation and the strengthening of the U.S. dollar. The stronger U.S. dollar reduced sales by $3.1 million or 9.7 percent on a year-over-year basis for the fourth quarter 2008. North American sales of $9.3 million in the fourth quarter 2008 decreased 18.9 percent from 2007. European sales of $12.5 million in the fourth quarter 2008 decreased 5.1 percent from 2007 and Rest-of-World sales of $5.5 million in the fourth quarter 2008 were down 24.6 percent from 2007.

Gross profit from continuing operations of $17.0 million in the fourth quarter 2008 decreased 17.6 percent from 2007. Gross margin from continuing operations for the fourth quarter was 62.3 percent in 2008 compared to 64.6 percent in the same period of 2007 primarily as a result of the strengthening of the U.S. dollar and lower average selling prices in North America. The Company’s gross margin from continuing operations remained flat at 63.3 percent for the years ended December 31, 2008 and 2007.

Selling, general and administrative expense as a percentage of net sales from continuing operations increased from 54.5 percent in 2007 to 56.5 percent in 2008, and increased from 55.5 percent in the fourth quarter 2007 to 56.8 percent in the fourth quarter 2008 primarily as a result of retail acquisitions, which carry a higher percentage of selling, general and administrative expense. Research and development expense was $8.3 million in 2008 compared to $8.6 million in 2007, a year-over-year decline of $0.3 million. Research and development expense in the fourth quarter 2008 of $1.9 million decreased $0.1 million from $2.0 million in the prior year.

For the fourth quarter of 2008, the Company recorded total restructuring charges of $0.6 million, or $0.02 per share. For the full year 2008, the Company recorded total restructuring charges of $4.7 million, or $0.17 per share, of which $2.5 million was non-cash and $2.2 million was cash. Excluding discontinued operations, in the fourth quarter of 2008, the Company recorded restructuring charges of $0.5 million, or $0.02 per share, and $2.1 million, or $0.08 per share, on a year-to-date basis. The Company also recorded a $2.1 million charge related to goodwill impairment during the fourth quarter 2008.

During the fourth quarter of 2008, the Company entered into an agreement with Bose Corporation to sell a digital signal processing patent while retaining the rights to utilize such technology in Sonic-branded products and services. This gain is recognized as a component of Other Income in the Condensed Consolidated Statements of Operations.

During 2008, the Company closed one of its European operations and sold another operation in Europe as part of its consolidation efforts. These units have been classified as discontinued operations for the three months and years ended December 31, 2008, and 2007, respectively.

Loss from continuing operations for the year ended December 31, 2008 was $3.6 million or $0.13 per share, as compared with income from continuing operations of $1.8 million or $0.07 per share, for the year ended December 31, 2007. Excluding restructuring charges and goodwill impairment, the annual income from continuing operations for year ended 2008 was $0.6 million, or $0.02 per share, as compared with income from continuing operations of $1.8 million or $0.07 per share, for the year ended December 31, 2007.

As of December 31, 2008, the Company had cash and cash equivalents of $13.4 million and an available line of credit of $6.0 million.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

This press release contains “forward-looking statements” as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of factors but not limited to, the following risks: we face aggressive competition in our business; acquisitions could be difficult to integrate and disrupt our current business and therefore may harm our operating results; we may poorly operate newly acquired businesses; our consolidation initiative may not produce the cost savings we anticipate; our new products may not increase sales; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, which expose us to a variety of risks including government reimbursement and foreign currency exchange fluctuations, that could impact sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

This press release contains one non-GAAP (“Generally Accepted Accounting Principles”) financial measure (“EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, NON-CASH ITEMS, AND DEPRECIATION AND AMORTIZATION.”) We believe the inclusion of this non-GAAP financial measure improves the transparency of our disclosure. We have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The Company will host a teleconference call in connection with this release on Thursday, February 5, 2009 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (866) 804-6928, or (857) 350-1674 outside the U.S., and use participant passcode: 59678322. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please dial (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter passcode 87073848 (available through February 9, 2009, midnight), or access the playback through our website.

SONIC INNOVATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Net sales	$27,280	$31,908	$124,878	$119,062
Cost of sales	10,283	11,286	45,864	43,676

Gross profit	16,997	20,622	79,014	75,386
Selling, general and administrative expense	15,502	17,717	70,515	64,932
Research and development expense	1,879	1,975	8,266	8,547
Goodwill impairment	2,111	—	2,111	—
Restructuring charges	491	—	2,052	—

Operating income (loss)	(2,986)	930	(3,930)	1,907
Other income, net	302	165	412	880

Income (loss) before income taxes	(2,684)	1,095	(3,518)	2,787
Provision for income taxes	383	336	62	977

Income (loss) from continuing operations	(3,067)	759	(3,580)	1,810
Loss from discontinued operations, net of income taxes	(180)	(660)	(3,904)	(1,093)

Net income (loss)	$(3,247)	$99	$(7,484)	$717

Basic income (loss) per common share:
Continuing operations	$(0.11)	$0.03	$(0.13)	$0.07
Discontinued operations	(0.01)	(0.03)	(0.14)	(0.04)

Net income (loss)	$(0.12)	$—	$(0.27)	$0.03

Diluted income (loss) per common share:
Continuing operations	$(0.11)	$0.03	$(0.13)	$0.07
Discontinued operations	(0.01)	(0.03)	(0.14)	(0.04)

Net income (loss)	$(0.12)	$—	$(0.27)	$0.03

Weighted average number of common shares outstanding:
Basic	27,540	26,762	27,305	26,518

Diluted	27,540	27,801	27,305	27,570

SONIC INNOVATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	December 31, 2008	December 31, 2007
Assets:
Cash and cash equivalents	$13,413	$20,684
Accounts receivable	17,524	21,996
Inventories	10,269	13,451
Property and equipment	6,869	8,267
Goodwill and intangibles	51,310	52,837
Other assets	7,701	6,466

Total assets	$107,086	$123,701

Liabilities:
Accounts payable and accrued liabilities	$22,562	$26,546
Loans payable	6,855	10,820
Deferred revenue	9,618	10,102

Total liabilities	39,035	47,468

Shareholders’ equity:
Common stock	29	28
Additional paid-in capital	143,965	139,853
Accumulated deficit	(78,752)	(71,268)
Treasury stock and other comprehensive income	2,809	7,620

Total shareholders’ equity	68,051	76,233

Total liabilities and shareholders’ equity	$107,086	$123,701

SONIC INNOVATIONS, INC.

CONSOLIDATED STATEMENT OF NET SALES INFORMATION

(in thousands)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Net sales:
North America	$9,261	$11,416	$45,392	$46,731
Europe	12,520	13,197	51,077	47,092
Rest-of-World	5,499	7,295	28,409	25,239

Total	$27,280	$31,908	$124,878	$119,062

EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, NON-CASH ITEMS,

AND DEPRECIATION AND AMORTIZATION

(in thousands)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Income (loss) from continuing operations	$(3,067)	$759	$(3,580)	$1,810
Add back (deduct):
Interest (income) expense, net	42	(148)	149	(478)
Taxes	383	336	1,367	977
Non-cash items:
Deferred tax asset valuation allowance reversal	—	—	(1,305)	—
Stock based compensation	488	403	1,867	1,436
Goodwill impairment	2,111	—	2,111	—
Depreciation and amortization	1,065	1,151	4,823	4,271

Total	$1,022	$2,501	$5,432	$8,016